QuickLinks -- Click here to rapidly navigate through this document

Exhibit (a)(5)(K)

SADIA S.A.
Listed Company
CNPJ/MF n.o 20.730.099/0001-94

NOTICE OF MATERIAL EVENT

SADIA S.A. ("Sadia"), in accordance with paragraph 4o of Section 157 of Law N. 6.404/76 and CVM Instruction N. 358/02 hereby informs its shareholders, the shareholders of Perdigão S.A. ("Perdigão") and the market that, given the reiterated rejections manifested by shareholders of the controlling group of Perdigão, acting in concert with WEG Participações e Serviços S.A., PSPP—Perdigão Sociedade de Previdência Privada and Fundo de Investimento em Titulos e Valores Mobiliários—LIBRIUM, holders of 55,38% of the capital of Perdigão, to the conditions of the Notice of Public Tender Offer for the Acquisition of Shares of Perdigão formulated on July 17, 2006 ("Notice of Offer"), Sadia's management have decided to definitively revoke the Notice of Offer.

São Paulo, July 21, 2006.

Luiz Gonzaga Murat Junior
Finance and Investment Relations Officer

QuickLinks

NOTICE OF MATERIAL EVENT